 United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Solicting material pursuant to Rule 14a-12 under the Exchange Act (12 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mark P. Marron was appointed as Chief Operating Officer of ePlus inc. (the “Company”), a newly created position, and President of the Company’s subsidiary ePlus Technology, inc., on April 22, 2010, effective the same day.

Mr. Marron, age 48, has served as Senior Vice President of Sales of ePlus Technology, inc. since he joined ePlus Technology, inc. in 2005.  A 20-year industry veteran, from 2001 - 2005 Mr. Marron was with NetIQ, where he held the position of senior vice president of worldwide sales. Prior to joining NetIQ, Mr. Marron served as general manager of worldwide channel sales for Computer Associates International Inc., a provider of software and services that enables organizations to manage their IT environments. Mr. Marron has extensive experience throughout North America, Europe, the Middle East, and Africa.

On April 22, 2010, the Company entered into an employment agreement with Mr. Marron (the “Marron Employment Agreement”). The material terms of the employment agreement are summarized below.

The agreement is effective as of April 22, 2010, and terminates on September 30, 2011 (“the “Employment Term”). If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term, Mr. Marron shall continue as an at-will employee. The agreement specifies a base annual salary of $450,000.  In addition, Mr. Marron will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan and certain other benefits such as reimbursement of business expenses.

If Mr. Marron’s employment is terminated due to death or Incapacity (as defined in the Marron Employment Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of his base salary.

Under the terms of the employment agreement, the Company may terminate Mr. Marron’s employment at any time with or without Good Cause (as defined in the Marron Employment Agreement). If the Company terminates Mr. Marron’s employment without Good Cause or Mr. Marron terminates his employment for Good Reason (as defined in the Marron Employment Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) continued medical and dental insurance paid by the company for himself and his dependents through COBRA for a period not longer than one year after termination. If the Company and Mr. Marron have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Marron gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to one year of his base salary and (b) continued medical and dental insurance paid by the company for himself and his dependents through COBRA for a period not longer than one year after termination.

Mr. Marron has agreed to non-solicitation, non-compete and confidentiality provisions in his employment agreement.

The foregoing description of the employment agreement is qualified in its entirety by reference to the Marron Employment Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additionally, the Company’s Board of Directors has selected Mr. Marron to be a participant in the Company’s Executive Incentive Plan. The cash incentive compensation can range from 0% to a maximum of 50% of his base salary.  The performance criteria and its relative weights are as follows: Company financial performance, 66.6%; and individual performance, 33.3%. The Company financial performance will be determined in accordance with generally accepted accounting principles. Such earnings will be adjusted to exclude the following: (i) the incentive compensation accrued by the Company under the Plan, (ii) all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, whether or not those items would otherwise be deemed extraordinary in accordance with the FASB Accounting Standards Codification 225-20, Extraordinary and Unusual Items; and (iii) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2011 fiscal year.

The Company has also agreed to pay certain relocation expenses associated with Mr. Marron’s relocation from New York to Virginia.  The Company will pay the expenses for Mr. Marron’s return relocation to New York in the event his employment is terminated subsequent to a change in control occurring prior to April 15, 2012. Additionally, Mr. Marron will receive 20,000 shares of restricted stock at a future date to be determined by ePlus’ Compensation Committee in accordance with the Company’s normal stock granting practices.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement effective as of April 22, 2010 by and between ePlus inc. and Mark P. Marron.
99.1	Press release dated April 22, 2010 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Date: April 22, 2010	Chief Financial Officer